UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 6, 2010

Casella Waste Systems, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont	05701
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code:  (802) 775-0325

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 6, 2010, Casella Waste Systems, Inc. (the “Company”) announced that Edwin D. Johnson had been appointed as Senior Vice President and Chief Financial Officer of the Company, effective July 6, 2010. Mr. Johnson will serve as the Company’s principal financial officer and principal accounting officer.

Mr. Johnson, age 53, joined the Company from Waste Services, Inc., where he served as Executive Vice President, Chief Financial Officer and Chief Accounting Officer since March 2007.  Prior to joining Waste Services, Mr. Johnson served as Chief Financial Officer of Expert Real Estate Services, Inc., a full service real estate brokerage company, from November 2004 to March 2007.

In connection with his appointment, Mr. Johnson, will receive an annual base salary of $300,000 and he will be eligible for an annual cash bonus of up to 85% of his base salary.  Mr. Johnson will also receive an option to purchase 250,000 shares of the Company’s Class A Common Stock at the fair market value per share on the first date of his employment, subject to all conditions of the Company’s stock incentive plan.  The option shall vest with respect to one-third of the shares on July 6, 2010 and as to an additional one-third of the shares on each of July 6, 2011 and July 6, 2012.  Mr. Johnson is entitled to relocation expenses in an amount of $105,000 and temporary living and commuting expenses for up to eight months.  Mr. Johnson is also entitled to participate in any health benefit or other employee benefit plan available to the Company’s senior executives.  The Company and Mr. Johnson intend to enter into a three year employment agreement, which will include a severance package, and a non-compete agreement.

A copy of the press release announcing Mr. Johnson’s appointment is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

99.1   Press Release of Casella Waste Systems, Inc. dated July 6, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Casella Waste Systems, Inc.

Date: July 8, 2010	By:	/s/ John W. Casella

John W. Casella Chief Executive Officer